Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

Date Provided to Employee: September 30, 2009

In order to receive severance benefits under my Change of Control Agreement with Metavante Technologies, Inc. (my “Change of Control Agreement”), I understand that I must sign and return this Release to the Chief Executive Officer of Metavante. I must do so within 21 calendar days from the date my employment is terminated.

I understand that my employment with Metavante has been terminated effective as of the closing (the “Closing”) of the pending merger between Metavante and a subsidiary of Fidelity National Information Services, Inc. (“Fidelity”). I understand that regardless of whether I sign this release, I am entitled to certain unconditional benefits described in my Change of Control Agreement. I also understand that I will receive the conditional benefits described in my Change of Control Agreement after signing this release.

1.	General Release of Claims.

Except as set forth in Section 3 and Section 15, I, for myself, my heirs, administrators, representatives, executors, successors and assigns (collectively, the “Releasers”) hereby irrevocably and unconditionally release, acquit and forever discharge Metavante from, and covenant not to sue Metavante with respect to, any and all claims I have against Metavante.

2.	Claims to Which Release Applies.

This release applies both to claims that are now known or are later discovered. However, this release does not apply to any claims that may arise after the date I execute the release. Nor does this release apply to any claims that may not be released under applicable law.

3.	Claims Released.

The claims released include, but are not limited to, (1) claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.), (2) claims arising out of or relating in any way to my employment with Metavante or the conclusion of that employment (including any right under my Change of Control Agreement to any prior notice of termination of my employment required thereunder) and (3) claims arising under any other federal, state or local law, regulation, ordinance or order that regulates the employment relationship except for vested benefits to be provided under employee benefit plans and amounts due under the Change of Control Agreement. For the avoidance of doubt, I understand that I shall have no rights to any additional severance or bonus payments other than what is described in Appendix A.

Timothy Oliver – Separation Agreement and Release

4.	Release Covers Claims Against Related Parties.

For purposes of this release the term Metavante includes Metavante Technologies, Inc. and any of its present, former and future owners, parents, affiliates and direct and indirect subsidiaries, divisions and related entities and its and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, agents, servants, representatives, predecessors, successors, including, without limitation, Fidelity National Information Services, Inc., and assigns. Therefore, the claims released include claims I have against any such persons or entities.

5.	The Terms “Claims” and “Release” are Construed Broadly.

As used in this release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights”, causes of action (whether arising in law or equity)”, “damages”, “demands”, “obligations”, “grievances” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive”.

6.	Release Binding on Employee and Related Parties.

This release shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

7.	Additional Consideration.

I have executed this release in consideration for the additional benefits under my Change of Control Agreement that are described in Appendix A to this Release. I acknowledge that these benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from Metavante. These severance benefits are sufficient to support this release.

8.	Additional Obligations.

I hereby agree to make myself reasonably available to Fidelity, Metavante and their affiliates from time to time during the thirty (30) day period immediately following the Closing (the “Transition Period”) to provide transition services as may be reasonably requested by the Chief Executive Officer of Fidelity (the “Transition Services”); provided, however, that in no event shall I be required to provide Transition Services for more than 30 hours during the Transition Period; and provided, further, that I will not be prohibited from working for other individuals or entities during the Transition Period to the extent such work does not interfere with the Transition Services or my obligations under my Change of Control Agreement.

Timothy Oliver – Separation Agreement and Release

I agree that this release does not waive, modify or amend any obligations that I may have with respect to Metavante following my termination of employment, including without limitation, any non-competition or other restrictive covenants that I am subject to.

9.	All Representations in Documents.

In entering into this release I acknowledge that I have not relied on any verbal or written representations by any Metavante representative. I agree that I am not entitled to any other severance benefits except those described in this release and in my Change of Control Agreement.

10.	Opportunity to Consider this Release; Consultation with Attorney.

I have read this release and fully understand its terms. I have been offered at least 45 days to consider its terms. I have been (and am again hereby) advised in writing to consult with an attorney before signing this release.

11.	Voluntary Agreement.

I have entered into this release knowingly and voluntarily and understand that its terms are binding on me. I understand that my rights hereunder, including without limitation the additional benefits that are described in Appendix A, may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.	Partial Invalidity of Release.

If any part of this release is held to be unenforceable, invalid or void, then the balance of this release shall nonetheless remain in full force and effect to the extent permitted by law.

13.	Headings.

The headings and subheadings in this release are inserted for convenience and reference only and are not to be used in construing the release.

14.	Applicable Law.

Wisconsin law will apply in connection with any dispute or proceeding concerning this release.

15.	Relationship of Severance Benefits to My Rights Under Other Benefit Plans.

Timothy Oliver – Separation Agreement and Release

I understand that severance benefits payable to me shall not be taken into account for purposes of determining my benefits under any other qualified or nonqualified plans of Metavante. Nothing in this Release shall constitute (i) a waiver or release of any other or additional vested payment or benefit (if any) to which I am entitled under the then applicable terms of any applicable plan, program, agreement or other arrangement of Metavante (e.g., 401k plan rights; indemnification rights; D&O insurance rights; pension rights; equity rights; etc.), which payments or benefits shall be treated in accordance with the terms of any such applicable plan, program, agreement or other arrangement, (ii) a waiver or release or an amendment of any of my currently outstanding equity awards, a list of which is attached hereto as Appendix B, and with respect to each such award, the termination of my employment will be treated as an involuntarily termination by Metavante following a “Change of Control” (as defined therein), or (iii) except as provided in the last sentence of Section 3, a waiver or release of any claim or rights under the Agreements.

16.	Suit in Violation of this Release – Loss of Benefits and Payment of Costs.

If I bring an action against Metavante in violation of this release or if I bring an action asking that the release be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to Metavante all payments that are described on Appendix A and that I have received, other than the Accrued Obligations (as defined on Appendix A). If my action is unsuccessful I further agree that I will pay all costs, expenses and reasonable attorneys’ fees incurred by Metavante in its successful defense against the action. I acknowledge and understand that all remaining benefits described on Appendix A to be provided to me as consideration for this release will permanently cease as of the date such action is instituted. However, the previous three sentences shall not be applicable if I bring an action challenging the validity of this release under the Age Discrimination in Employment Act (which I may do without penalty under this release).

17.	Confidentiality.

I agree that I will not divulge proprietary or confidential information relating to Metavante. I also agree that the existence and terms of this release have been and will be kept confidential by me and not disclosed, revealed or characterized by me (directly or indirectly by innuendo or otherwise) except as required by law, to anyone other than my immediate family and my attorney and tax advisor, who shall also agree similarly not to make any further disclosure.

18.	7-Day Revocation Period.

Timothy Oliver – Separation Agreement and Release

I understand that I have a period of 7 calendar days following the date I deliver a signed copy of this release to Metavante Technologies’ Chief Executive Officer to revoke this release. This release and my entitlement to severance pay will be binding and effective upon the expiration of this 7-day period if I do not revoke, but not before.

19.	Non-disparagement.

I agree not to make disparaging remarks about Metavante, or its products, services, or practices. Metavante Technologies agrees to use its reasonable best efforts to cause members of its Executive Committee and Board of Directors not to make disparaging remarks about me.

20.	Section 409A.

I acknowledge and agree that amounts that constitute a “nonqualified deferred compensation arrangement” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) that would otherwise be payable and benefits that would otherwise be provided under my Change of Control Agreement during the six-month period immediately following my “separation from service” within the meaning of Section 409A of the Code shall instead be paid or provided on the first business day after the date that is six months following my separation from service (the “Delayed Payment Date”). If I die following my separation from service and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of my estate within 30 days after the date of my death. All reimbursements and in-kind benefits provided under this Release that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by Metavante under this Release be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that I shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that Metavante is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that Metavante is obligated to pay or provide in any other calendar year; (iii) my right to have Metavante pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall Metavante’s obligations to make such reimbursements or to provide such in-kind benefits apply later than my remaining lifetime (or if longer, through the 20th anniversary of my separation from service).

Timothy Oliver – Separation Agreement and Release

/S/ TIMOTHY OLIVER	October 1, 2009
Timothy Oliver	Date

Timothy Oliver – Separation Agreement and Release

APPENDIX A

Severance Benefits

Timothy Oliver

•	$18,509.62, representing unpaid base salary and accrued vacation through the date of Closing (the “Unpaid Salary and Vacation”).

•	$32,083, representing thirty days base salary in lieu of Notice of Termination.

•

$436,435, representing a pro-rata bonus (determined assuming that I remained employed through the end of the Transition Period) payable six months after the date of termination based on the higher of (i) the average annualized bonus paid or payable (including amounts deferred) to me in respect of the three fiscal years preceding the year in which the closing of the merger between Metavante and a subsidiary of Fidelity National Information Services, Inc. (the “Change of Control”) occurs and (ii) the annual bonus paid or payable (including amounts deferred) to me for the fiscal year prior to the year in which my termination date occurs (such higher amount, the “Highest Annual Bonus”). (This amount together with the Unpaid Salary and Vacation are collectively referred to herein as the “Accrued Obligations.”)

•	$1,818,018, representing a lump sum cash payment payable six months after the date of termination equal to two times the sum of my base salary and Highest Annual Bonus.

•

$145,441, representing a lump sum payment payable six months after the date of termination equal to the excess of the actuarial equivalent value of benefits that I would have received under Metavante’s qualified and nonqualified benefit retirement plans had I remained employed for two years after my termination date, over the actuarial equivalent value of my actual benefit as of termination.

•

$103,036, representing a lump sum payment payable six months after the date of termination equal to the product of (x) two and (y) the sum of (i) the imputed income reflected on my W-2 attributable to my Metavante-provided car for the last calendar year prior to the Change of Control and (ii) the club dues paid by Metavante on my behalf for the last calendar year prior to the Change of Control.

•	Medical and dental benefits in accordance with Section 6(a)(2) of my Change of Control Agreement, subject to Section 6(f) of my Change of Control Agreement.

•	Right to purchase my Metavante-provided car at fair market value within 30 days following my termination date.

•	The payments and rights set forth in Section 8 of my Change of Control Agreement.

Timothy Oliver – Separation Agreement and Release

APPENDIX B

Timothy C. Oliver

METAVANTE (MV)

Grant Type	Grant Date	Expiration Date	Grant Price	Quantity Granted	Quantity Outstanding
NQ	07/23/07	07/23/17	$25.1100	44,097	44,097
NQ	11/12/07	11/12/17	$23.3320	70,000	70,000
RSA	11/12/07		$0.0000	17,144	17,144
RSA	01/30/08		$0.0000	4,255	2,837
NQ	11/21/08	11/21/18	$14.0300	45,000	45,000
RSA	11/21/08		$0.0000	15,000	15,000

				195,496	194,078

I understand that I may use shares to satisfy any withholding obligations related to an award to the extent provided by the terms of such award.

At Closing, each of my 94,699 time-based vesting Metavante stock options shall be fully vested and exercisable (which options will be converted into options in respect of Fidelity Stock in connection with the merger).